SECOND RESTATEMENT OF AND AMENDMENT
                                TO
                   SALE AND PURCHASE AGREEMENT


          THIS AGREEMENT has been made and entered into this 8th day of September, 1995, by and among DEVON ENERGY CORPORATION (NEVADA), NS GAS PROPERTIES, INC., DEVON ENERGY CORPORATION, NORFOLK SOUTHERN CORPORATION and NORFOLK SOUTHERN PROPERTIES, INC. with reference to the following circumstances:

          A. The parties entered into a Sale and Purchase Agreement (the "Sale Agreement") and a Restatement of and Amend-ment to Sale and Purchase Agreement (the "First Restatement"), each effective January 1, 1995 (together the "Agreement"). Words defined in the Agreement shall have the same meaning herein.

          B. The transactions provided for under the Sale Agreement have closed and Buyer is currently the owner of the Interests. The Purchase Price for the Interests comprised three components of consideration; namely, (i) a $10,827,145 cash payment at Closing, (ii) contingent cash payments measured by any nonconventional fuel income tax credits allowed under Section 29 of the Code with respect to production from the Interests, and
(iii) a Production Payment reserved by Seller.

          C. Under the Sale Agreement, the provision concerning the contingent cash payments measured by Section 29 tax credits was incorporated into the provisions of the Production Payment reserved by Seller in the Assignment (Exhibit C to the Agreement) pursuant to which Seller conveyed the Interests to Buyer. The parties believed that the credit payments were an economic component of the value of the gas to be produced from the Inter-ests and therefore were appropriately included as part of the Assignment. Nevertheless, the parties intended that the Produc-tion Payment and the contingent cash payments measured by tax credits be independent, separate components of the Purchase Price for the Interests as illustrated by Schedule 6.7(b) to the Agreement. In order to make this intention clear, the parties agreed, in the First Restatement, to move the provisions for contingent cash payments from the Assignment to the Agreement. In the First Restatement, the parties also agreed to amend the Management and Agency Agreement in certain respects. For purpos-es of clarity and continuity, the parties restate herein the provisions of the First Restatement as amended by the terms hereof.

          D. The parties have agreed to further amend the provisions of the Agreement, the Assignment, the Management and Agency Agreement and the Mortgage.

          ACCORDINGLY, in order to accomplish the foregoing, the parties hereby restate and amend the Agreement as of the Effec-tive Time as follows:

          1.   Interests Defined.   Section  1.2(a)  of the  Sale
Agreement is stricken in its entirety and the following substi-tuted therefor:


          "(a) The oil, gas and mineral leases and the operating rights, mineral interests, royalty interests, overriding royalty interests, pay-ments out of production and interests in or under unit agreements described in Exhibit A, INSOFAR AND ONLY INSOFAR AS THE SAME COVER
          AND RELATE TO (i) the lands and depths also described in Exhibit A, and (ii) production from the specific wells listed in Exhibit A
          (the "Leases");"

Further, the un-numbered paragraph next following Section 1.2(d) of the Sale Agreement is stricken in its entirety and the follow-ing substituted therefor:

          "EXCEPTING and RESERVING unto Seller, howev-er, the production payment (the "Production
          Payment")  and  the  possibility of  reverter
          (the "Reversionary Interest") described in the Assignment, Conveyance and Bill of Sale
          (the "Assignment") attached as Exhibit C hereto, together with all interests in the subject matter of the Assignment, to the extent the same cover or relate to lands and depths not described in Exhibit A, or to the extent the same cover or relate to production from any well not specifically listed in Exhibit A."

          2. Purchase Price. The first sentence of Section 1.4 of the Agreement is deleted in its entirety, and the following substituted therefor:

          "The purchase price for the Interests ("Pur-chase Price") shall be the total of (a) the sum of $10,827,145 (the "Closing Payment"), plus (b) the sum of (i) all amounts payable under the Production Payment, which is esti-mated to have a present value of $89,970,095, and (ii) the Credit Obligation (defined be-low), which is estimated to have a present value of $ 66,017,978."

          3. Credit Obligation. There is added the following new section:

          "1.5 Credit Obligation. Buyer's obligation under this Section 1.5 is herein referred to as the 'Credit Obligation.'

               "(a) Buyer shall pay to  Seller Seventy-
          Five Percent (75%)of all nonconventional fuel income tax credits under Section 29 of the Code allowed with respect to all production from the Interests from and after the Effec-tive Date, save and except that production from the Northeast Blanco Unit No. 479R Well.

               "(b) Amounts due under this  Section 1.5
          shall  be determined  as follows:    not less
          than ten  (10) days  prior to March  31, June
          30, September 30 and December 31 of each year
          ("Payment Dates"), Buyer shall make and pro-vide to Seller a written estimate of the total amount of such tax credits attributable to gas expected to be produced from the In-terests during the preceding three month period, beginning initially at the Effective
          Date, then thereafter beginning the day after the applicable one of the Payment Dates.

               "(c) Buyer shall, on or before the Pay-ment Dates, pay to Seller the amounts so estimated, by wire transfer as directed by Seller.

               "(d) The  amount  due  for any  calendar
          year will initially be based upon the preced-
          ing  year's  Section  29  credit  amount; but
          estimated  amounts  shall  be  adjusted  when
          actual production  becomes known and  the In-
          ternal Revenue Service  issues the  Inflation
          Adjustment Factor for the applicable calendar
          year (the  "Adjustment Date").   Each adjust-
          ment to estimated amounts shall be implement-ed by either Buyer paying the appropriate additional amount to Seller or Seller refund-ing the appropriate amount to Buyer, within ten (10) days after the first date such ad-justment is capable of being made.

               "(e) The  present  value  of the  Credit
          Obligation  is estimated by the parties to be
          $66,017,978 (the "Principal  Balance").   The
          unpaid  amount of the Principal Balance shall
          bear  interest from the  Effective Date  at a
          rate  equal  to  One  Hundred  Twenty Percent
          (120%) of the national Prime Rate of interest
          as quoted  from day to day in The Wall Street
          Journal,  compounded monthly.   For such pur-
          poses, any credit payment received hereunder shall be applied first to the payment of any accrued unpaid interest and then to reduction of the unpaid amount of the Principal Bal-ance.

               "(f) In the event Section 29 tax credits are repealed for any period, such repeal shall not affect any amount due hereunder for production during any calendar year preceding the calendar year in which such action is taken; provided, however, a repeal of the
          Section  29 tax credits before the Adjustment
          Date of a particular calendar year shall affect all amounts payable hereunder attrib-utable to production after the later of the effective date of such repeal or January 1 of the calendar year preceding the Adjustment
          Date; and in such event, all affected amounts shall be immediately refunded by Seller to Buyer."

          4.   Determination of Purchase  Price.  Section  6.5(b)
(3) is stricken and the following substituted therefor:

          "(3) Determination  of  Purchase Price.   The
          purchase  price  under  the option  shall  be
          determined with reference to the  gas reserve
          quantities, adjusted out of  first production
          to the extent  possible for existing  gas im-
          balances, if any, attributable to  the Option
          Interests in the  Annual Reserve Report  (the
          "Applicable Report")  that is required  to be
          prepared and furnished to the parties for the
          December 31 preceding the date of the  Repur-
          chase Notice.   The fair market  value of the
          Option  Interests,  or  the  applicable  part
          thereof,  as  of the  date of  the Applicable
          Report, shall be calculated by using the same
          cash flow and discounting procedures  as were
          used  in preparing the Initial Report; howev-
          er, the calculation for the Applicable Report
          shall  use  (i)  the  weighted  average price
          received for the sale  of gas from the Inter-
          ests  or the  applicable part  thereof during
          the 12-month period ending on the date of the
          Applicable  Report, (ii) the severance and ad
          valorem tax  rates in  effect on the  date of
          the Applicable Report, (iii)  current operat-
          ing  expenses, including  the "Administration
          Fee" payable under  the terms of  the Manage-
          ment  and  Agency  Agreement,  (iv)  Seller's
          reasonable estimate of future  capital expen-
          ditures and (v) a discount rate equal to 120%
          of the  national Prime Rate as  quoted in The
          Wall Street Journal on the effective date  of
          the  Applicable  Report.   Seller's  purchase
          price, which shall be paid in cash, for the Option Interests, or the application portion thereof, shall be the calculated fair market value thereof as of the date of the Applica-ble Report (the "Effective Date Amount"), reduced by an amount equal to Seller's obli-gation under Section 6.5(b)(5), if any, but not exceeding the Effective Date Amount and adjusted for operations from that date to the Option Closing Date as follows:

               (a) The Effective Date Amount, as so reduced, shall be further reduced by the amount of any cash received by Buyer as revenue for production or proceeds resulting from casualty losses, the sale of surplus equipment and similar events occurring between the effective date of the Applicable Report and the Option Closing Date; and

               (b) The Effective Date Amount, as so reduced, shall be increased by any expenses and capital costs paid by Buyer for maintaining and operating the Interests from the effective date of the Applicable Report to the Option Closing Date, including but not limited to normal operating expenses and ad valorem and severance taxes;"

          5.   Certain  Federal  Income  Tax  Matters.    Section
6.6(b) is deleted in its entirety, and the following substituted therefor:

          "(b) Buyer and Seller agree that the issue price of the Production Payment and the Cred-it Obligation is determined under Section
          1274(b)(3) of the Code and Treasury Regula-tion Sec. 1.1274-2(b)(3) to be equal to the excess of the agreed upon market value of the Interests which is $166,815,218) over the amount of the Closing Payment (which is $10, 827,145), or $155,988,073, of which $89,970,095 is attributed to the Production Payment and $66,017,978 is allocated to the Credit
          Obligation, as determined by Schedule 6.6(b) attached hereto."

          6.   Annual  Engineering Report.    There is  added the
following new section:

          "6.7 Annual Engineering Report.   Seller  and
          Buyer will each require an engineering report
          evaluating the gas reserve quantities attrib-
          utable to  the Interests  as of  their fiscal
          years ending December 31 (the "Annual Reserve
          Report"), Seller for the purpose of reporting
          the gas reserves  attributable to the Produc-
          tion Payment and  the Reversionary  Interest,
          if  any, in  its SEC  filings, and  Buyer for
          reporting cost depletion  for income tax pur-
          poses.  Seller will cause LaRoche, Swindell &
          Associates, or any other  independent, quali-
          fied petroleum engineering firm acceptable to
          Buyer,  to prepare the  Annual Reserve Report
          and to furnish it to both parties as promptly
          as possible  after the  end of each  calendar
          year.   The  expense of  the  Annual  Reserve
          Report shall be borne by Seller and Buyer equally."

          7. Assignment. Section 9.1 of the Sale Agreement is stricken in its entirety and the following substituted therefor:

          "9.1   Assignment.   Seller  and Buyer  shall
          execute, acknowledge and deliver such instru-ment or instruments which may be necessary to give effect to the provisions of Exhibit C, and to vest title to the Interests in Buyer, and to vest in Seller title to all rights, titles and interests excepted and reserved hereunder."

          8. Production Payment Obligations. Section 12.15 is stricken in its entirety and the following substituted therefor:

          "12.15  Seller's Use of Facilities and Equip-
          ment;  Allocation  of  Costs   and  Expenses.
          Buyer hereby grants, bargains, sells, conveys
          and  assigns  unto Seller  full, unrestricted
          easements for,  access to and  concurrent use
          of  all facilities, equipment  and other fix-
          tures and  personal property in which  an in-
          terest is either  acquired hereunder or which
          may be hereafter acquired by Buyer, including
          without  limitation  those  of the  Interests
          described  in  Section 1.2(c)  hereof (except
          the wells listed in  Exhibit A, while produc-
          ing from the  Fruitland Coal Formation),  and
          any  extension,  replacement  or  improvement
          thereof (individually, a "Buyer Facility," or
          together, "Buyer's Facilities"), without cost
          to Seller except as hereinafter provided, for
          Seller's  use  in  connection  with  Seller's
          production,   transportation   and  marketing
          operations relating to the interests of Sell-
          er excepted and reserved hereunder.  The cost
          of  acquiring  and  maintaining any  separate
          facility,  equipment  or operation  necessary
          for Seller's use of Buyer's  Facilities shall
          be borne  solely by Seller.   Each month, the
          parties  shall determine  the volumes  of gas
          attributable to each  party's interest  which
          are  served by  a particular  Buyer Facility,
          and the parties shall share routine operating
          expenses   attributable  thereto   (including
          maintenance costs) proportionate with such volumes. The capital cost hereafter incurred by Buyer of any extension to or acquisition, replacement or improvement of each of Buyer's
          Facilities shall be borne by Buyer; however, applicable costs for a particular Buyer Fa-cility shall be amortized over the useful life thereof and, for each month thereafter in which Seller utilizes such Buyer Facility for its own interests, Seller shall pay to Buyer a portion of the amortized costs appli-cable thereto for such month, determined by utilizing the allocation method used for operating expenses above."

          9.   Exhibit B.   Exhibit B is  amended by substituting
therefor The Restated Exhibit B attached hereto.

          10.  Exhibit C.  The Assignment, Conveyance and Bill of
Sale attached as Exhibit C is amended as follows:

               (a)  The title of the  document is amended to read
"Restated Assignment, Conveyance and Bill of Sale" throughout the document.

               (b) Paragraph (a) of the first WHEREAS clause of the Assignment is amended to read the same as the quoted para-graph (a) of paragraph 1 above; and the second WHEREAS clause of the Assignment is amended to insert immediately before the word "described" appearing in the fifth line of that clause "and the possibility of reverter (the 'Reversionary Interest')"; the reservation clause on page 2 of the Assignment is amended by inserting "and the Reversionary Interest" immediately following the words "Production Payment" appearing in the second line of the reservation clause and the heading to Section 1 of the Assignment is hereby changed to read "Reserved Production Payment and Reversionary Interest."


               (c) In Section 1(b) of the Assignment, the phrase "167.608 billion cubic feet (Bcf)" is deleted, and the phrase "143,397,632 Mcf" is substituted therefore, and the phrase "Ninety Percent (90%)" is deleted and the phrase "Seventy-Seven Percent (77%)" is substituted therefor. Section 1 of the Assign-ment is amended to add a paragraph (c) thereto which shall read as follows:

          "(c) The  Reversionary Interest  excepted and
          reserved  unto Assignor hereunder shall be an
          interest  equal  to an  undivided 75%  of the
          Interests,  which shall  automatically revert
          to  Assignor at Reversionary Payout, as here-
          inafter defined.  'Reversionary Payout' shall
          mean 7  o'clock a.m., local time,  on the day
          after the day on  which the cumulative amount
          of 186,230,691 Mcfs of gas have been produced
          from the Interests after the  Effective Time.
          Promptly   following   Reversionary   Payout,
          Assignee shall execute, acknowledge and de-liver to Assignor an assignment in recordable form evidencing Reversionary Payout and con-firming the reversion of the Reversionary
          Interest in Assignor. Assignee shall have no right to pledge, encumber or otherwise burden the Reversionary Interest and shall warrant in such assignment that the Reversionary
          Interest is free and clear of all liens, burdens, encumbrances and defects arising by, through or under Assignee, and shall defend
          Assignor against all persons claiming or to claim any interest in the Reversionary Inter-est by, through or under Assignee."

               (d)  In  each of  Sections  2(b)(i), (ii),  (iii),
(iv), (v) and (vi), and in Section 2(c) of the Assignment, the phrase "Ninety Percent (90%)" is deleted, and the phrase "94.049353%" substituted therefor. In Section 2(b)(i) the phrase "(the
"Production Payment Gas")" is deleted.

               (e)  Section 2(b)(vii) is deleted in its entirety.

               (f)  Section 2(b)(viii) is  renumbered as  Section
2(b)(vii).

               (g)  The fourth from the  last sentence of Section
4 is deleted in its entirety.

               (h)  There is  added the  following to the  end of
Section 2(c)(i) of the Assignment:

               "provided,   however,  expenditures
               for capital projects not anticipat-
               ed  in  the  Initial  Report  shall
               never be charged to  the Production
               Payment Account."

               (i) The $153,463,018 amount set forth in the third from the last sentence of Section 4 is deleted, and $89,970,095 substituted therefor.

               (j)  Section 4 is  amended by adding  at
          the end thereof the following:

               "The Production Payment shall be payable solely from production from the gas pro-duced from or attributable to the Inter-ests and the proceeds thereof. Accord-ingly, the amount of any balance in the Production Payment Account at the end of a calendar month which cannot be paid out of the proceeds of production shall be carried over; however, such balance shall only be payable from the gas pro-duced from or attributable to the Inter-ests and the proceeds thereof, if any."


               (k) The Assignment is amended to provide for a new paragraph 12 that reads, "Any interest created or to be received by either party thereunder, that has not vested or has failed to vest in such party within twenty-one years less one day after the death of the last surviving descendant of Joseph P. Kennedy (father of past President John F. Kennedy) living at the execution hereof, shall terminate."

               (l) The Assignment is amended to provide for a new paragraph 13 that reads the same as the quoted Section 12.15 set forth in paragraph 8 hereof but substituting "Assignor" for "Seller" and "Assignee" for "Buyer" and substituting "paragraph c of the first WHEREAS clause" for "Section 1.2(c)."

          11.  Exhibit D.   The  Management and  Agency Agreement
attached as Exhibit D is amended as follows:

               (a)  The title of the  document is amended to read
"Restated  Management  and  Agency  Agreement,"   throughout  the
document.

               (b) The second "WHEREAS" Clause is deleted in its entirety.

               (c) The third "WHEREAS" Clause is deleted in its entirety, and the following substituted therefor:

          "WHEREAS, the parties have agreed that the Company will assist Owner in its administra-tion of the Interests and its fulfillment of obligations under the Purchase Agreement and the Assignment (collectively, the 'Operative
          Documents')."

               (d)  The following  phrase is added to  the end of
Section 2(a):

          "provided, however, that without the specific written authorization by Owner, the Company may not obligate Owner for any expenditure attributable to any one project in excess of $90,000;"

               (e) Sections 2(b), 2(d) and 2(f) are deleted in their entirety.

               (f) The remaining subsections of Section 2, as amended, are appropriately relettered.

               (g)  The word "and" is inserted  between the words
"allocable" and "paid" in the eleventh line of Section 4(b)(i).

               (h) Section 5 is amended by deleting the phrases "Ninety Percent (90%)" and "Ten Percent (10%)" and substituting therefor the phrases "94.049353%" and "5.950647," respectively, and by deleting the phrase "retained or" in the last sentence thereof.

               (i) Section 6 is deleted in its entirety, and the following substituted therefor:

          "6. Term and Termination. Without affecting the obligations of the parties which accrue during the term hereof (which shall continue in effect whether or not this Agreement is subsequently terminated), this Agreement may be terminated (a) by Owner, at any time upon 30 days prior written notice, and (b) by the Company, (i) at any time upon 30 days prior written notice, if either of the Operative
          Documents is terminated or cancelled, (ii) at any time, if Owner shall fail to pay any amount due and owing to the Company hereunder or under either of the Operative Documents, or (iii) on or after the Production Payment
          Termination Date."

               (j) Section 8 is amended by adding the phrase ", but not to exceed the sum of $90,000 during any calendar quarter" to the end of the third from the last sentence thereof, and by deleting the last two sentences thereof in their entirety and substituting the following in their stead:

          "Advances may be recovered by the Company as a first payment when the Operating Account has a credit or positive balance; however, on March 31, June 30, September 30 and December
          31 of each year, Owner shall repay to the Company all Advances not so recovered during the preceding calendar quarter, together with interest on the average daily balance of the unrecovered advances during such calendar quarter at the national Prime Rate of inter-est quoted day to day in The Wall Street
          Journal for such calendar quarter."

               (k)  Section 10 is stricken in its entirety.

               (l) Section 11 is stricken in its entirety, and the following substituted therefor:

          "10. Distribution of revenues. All previous-ly undistributed revenues in the possession of the Company, which are attributable to Owner's interest in the Properties shall be distributed by the Company to Owner on or before March 31, June 30, September 30 and
          December 31 of each year, to the extent re-ceived by the Company thirty (30) days or more prior to the date of distribution."

               (m)  The  remaining   sections  are  appropriately
renumbered.

          12.  Exhibit F.   The  Mortgage is amended  by striking
Section 4.2 thereof in its entirety.

          13.  Schedule 6.7(b).   Schedule  6.7(b) is  amended by
redesignating such schedule as Restated Schedule 6.6(b) and by substituting therefor the Restated Schedule 6.6(b) attached hereto.

          14.  General.    Wherever  in any  Exhibit  or Schedule
reference is made  to the Agreement, the same is  amended to read
"the Agreement, as herein restated and amended."

          15. Legal Effect. The changes effected by this amendment are effective as of the Effective Time and with the same force and effect as if they had been included in the Agree-ment from inception. All other provisions of the Agreement shall remain in effect as previously written.

          Executed as of the day and year first above written.

                                 DEVON  ENERGY CORPORATION  (NEVADA)


                                 By:
                                    William T. Vaughn
                                    Vice President



                                 DEVON ENERGY CORPORATION


                                 By:
                                    William T. Vaughn
                                    Vice President



                                 NORFOLK SOUTHERN CORPORATION


                                 By:
                                    James A. Hixon
                                    Vice President



                                 NS GAS PROPERTIES, INC.


                                 By:
                                    James A. Hixon
                                    Vice President



                                 NORFOLK SOUTHERN PROPERTIES, INC.


                                 By:
                                    James A. Hixon
                                    Vice President